SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 15, 2000



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




         Tennessee                 0-25596             62-1282758
        -----------------------------------------------------------------
         (State or other          (Commission          (IRS Employer
          jurisdiction of          File Number)         Identification No.)
                                   incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

         On November 14, 2000, Shop At Home, Inc. held a conference call to discuss the Company's financial results for the first quarter of its fiscal year 2001, ending September 30, 2000. These results were filed with the SEC on the Form 10-K filed November 14, 2000. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript. A transcript of the November 14, 2000, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           SHOP AT HOME, INC.
                           (Registrant)



                           By: /s/ George J. Phillips
                           -------------------------------
                           George J. Phillips
                           Executive Vice President and General Counsel

Date: November 15, 2000

EXHIBIT 99.1

                              SHOP AT HOME NETWORK
                          Transcript of Conference Call
                        November 14, 2000 - 9:00 a.m. CST

         OPERATOR: Good morning and welcome to the Shop At Home Network First Quarter Conference Call. All participants will be able to listen only until the question and answer session of today's call. This call is being recorded for instant replay purposes.
If you have any objections, you may disconnect.

         I'd like to turn the meeting over to Ms. Amiri, and you may begin.

         ARIANE AMIRI: Good morning, and welcome to Shop At Home's first quarter fiscal 2001 conference call. On the call with me today is Kent Lillie, President and Chief Executive Officer; Arthur Tek, Executive Vice President and Chief Financial Officer; and Tim Engle, President and Chief Operating Officer of the Shop At Home Network and Collectibles.com.

         Our release was sent yesterday evening and our 10Q is currently available on Edgar. We will be taking questions after our presentation of the quarterly results for both the Network and collectibles.com. And you may direct your questions to any of those present.

         Before we begin, I'd like to say that any statements made today on behalf of Shop At Home, with regard to the expectations of future revenues, earnings coverage or other performance factors and including any statements regarding the plans or objectives of management for future operations are forward-looking statements for the purposes of the SEC statutes.

         Actual results may differ materially from these forward-looking statements for a number of reasons, as discussed in Shop At
Home's SEC report.  It is my pleasure now to introduce Mr. Lillie.

         KENT LILLIE: Good morning. We've made some significant progress on a number of fronts since July in pursuit of our two primary objectives, although we continue to show operating and bottom line losses for the September quarter, improvements made in the last quarter indicate positive trends for the future. The first of these two objectives is to return the company to operating profitability. The second is to recapitalize through the reduction of debt and the repurchase of the Series B preferred stock.

         On the positive side of the operating results, we continue to grow the number of households reached through the Network and the total number of fulltime equivalent households or FTEs.

         Gross profit margins are up substantially over the previous quarter. We've had a significant decrease in losses due to fraud, and we have lowered operating expenses by a considerable amount. Further, our Internet business, collectibles.com, continues to grow at a rate faster then originally forecasted, outperforming expectations including number of browsers, page views, time spent per browser, revenue per browser, and gross revenue margins and earnings.

         Our turnaround plan continues to gain momentum, and we are emerging a much stronger more efficient and ultimately more profitable company. For example, we've eliminated almost 130 positions since our highest employment of early May for an annualized cost savings in excess of $4.0 million. As well, we've renegotiated affiliate agreements for a savings so far of $1.8 million annually. We've also been successful in renegotiating other long-term operating agreements and eliminated superfluous expenses that will result in reductions in other operating expenses of over $1.7 million per year. That's a grand total of
7.5 million in annual expense reductions so far, and we've just really started that in early July.

         Further, we continue to reduce inventory and receivables. We're also pleased to report that we have reached a final agreement for the sale of our Houston television station, and expect FCC approval and transfer well before the end of March. It's important to note that because of our NOL this will be an essentially tax-free transaction.

         While we're disappointed that the sale of Bridgeport will not move forward, we will claim the $500,000 on deposit and continue to look to sell at least one of our remaining five stations. We still have interest in Bridgeport from other prospective buyers, as well as several of our other stations.

         I would now like to have Tim Engle outline his progress for improving the operating performance of both collectibles.com and the Network.

         TIM ENGLE:  Thank you, Kent.

         During our last call I discussed several initiatives that required our immediate attention in order to improve sales and profitability. I would like to revisit these initiatives and provide an update on our progress in three areas improving sales, profitability and maintaining our momentum with collectibles.com.

         First, in our initiative to improve sales, the goals consisted of implementing more effective price points, greater focus on destination programming, concentration on database marketing, implementation of a private label credit card, and a commitment to broader products within our successful categories. I'll start with price points.

         With lower price points come increased call volume, lower returns and cancellations, higher conversion rates, and reduced fraud. We have made progress in most categories, especially jewelry and coins. Since June we have reduced our jewelry price points over 13 percent and in coins over 24 percent. Our overall price point in all categories increased 7 percent however, due to the success of one of our products in sports, which I will speak to later.

         With that said, our recent progress in all categories have demonstrated that price points will come down over the next few months based on product and sales trends.

         With regard to destination programming, it has been our objective to drive viewers to our products by being predictable and dependable for our programs. Although we continue to make minor adjustments that reflect our customers' buying patterns, we feel this objective has been achieved.

         Another commitment we made was to be aggressive in leveraging the opportunities available through database marketing. Through careful planning and implementation, we have experienced success in growing this emerging part of our business. In fact, just in the month of September we were able to drive over $1.2 million in incremental sales by reactivating past customers who had not transacted with us for more than 90 days.

         So successful was this program that we launched an even more aggressive initiative for November. Early results are encouraging. This new and exciting marketing program will continue to grow the lifetime value of our customers at a very cost effective rate.

         Additionally, we committed to develop and launch a private label credit card to accomplish two objectives: reduce our reliance on in-house customer financing while providing our customers an attractive financing option, thus increasing sales. I am pleased to announce that we have achieved that commitment.

         On October  24th we  launched  our private  label  credit  card.  Early results include high customer satisfaction with the 90-day same-as-cash promotion, increased up sales, reduced customer financing on our balance sheet, and increased call volume. We will continue to aggressively market this program and expand on the options available to our customers.

         Lastly, we have and will continue to increase sales through introducing new and diverse products through the establishment of unique relationships. Our recent announcements with the Major League Baseball Players Association and Upper Deck will allow us to provide our customers products exclusively in this channel. Also, we have been able to fully take advantage of the latest sports phenomenon Tiger Woods and the recent Subway Series. We expect all these relationships and product opportunities to provide product into the holiday season and beyond.

         We have made significant changes in other product areas as well. As an example, we have restructured our jewelry department with experienced management and expertise, with almost immediate sales and merchandising improvement in this, our second largest category.

         Additionally, we have new vendors in fitness and electronics who have performed exceedingly well and are positioned for great success during the holiday season.

         Lastly, we are building a new category in apparel, which is proving to be successful this fall.

         Our   second   commitment   during   the  last  call  was  to   improve
profitability. Arthur will address the progress we've achieved in reducing expenses. I would like to discuss our success in improving margins.

         We committed to improve gross profit margins through managed programming, improved vendor management, and reduced discounting. I am pleased to announce that all these initiatives have taken hold and resulted in improved margins. Just in the short few months we have implemented our programs we were able to improve gross profit margin by almost 4 points in the September quarter, versus June quarter. While the average for the quarter was 34%, we have shown steady and consistent improvements since July and fully expect our margins to continue the upward trend through the current quarter.

         Lastly, I would like to address the success and continued momentum of collectibles.com. Just the other day we celebrated Collectibles one year anniversary, and since that time we've exceeded all expectations with regard to growth, profitability, and efficiencies. Since our first full month of operations last December we have grown collectibles.com over 500%, generating over $14 million in sales. This quarter we grew collectibles.com over 54%, to $4.2 million, up from $2.4 million in the previous quarter.
collectibles.com now represents over 10% of Shop At Home's revenue.

         Additionally, we were able to maintain the time spent on the site to an impressive 20 minutes. One very important measurement for us is our ability to convert our browsers to buyers. Once again we've been able to demonstrate some of the highest revenue per browser numbers in the industry with each browser averaging over $14.00 and our average order in excess of $195.00.

         As we discussed last quarter, we continue to redesign the site to improve speed and navigation. The first phase of that redesign was implemented last month. The next phase is scheduled for next quarter.

         In conclusion, this is a much improved business since July. Our business fundamentals are stronger. Our people are more focused, and are momentum forward-moving. We expect to report continued improvements in the future quarters.

         Kent.

         KENT LILLIE:  Arthur for some expense detail.

         ARTHUR TEK:  Thanks, Kent.

         As Kent said, the results for third quarter reflect our turnaround efforts which are ongoing and not yet complete, but show significant progress so far. Tim Engle detailed our new merchandising and marketing strategies. I am going to provide you evidence of our success in reducing cash operating costs. We feel that the relevant comparison is not to the September 1999 quarter as we do in the Q, when we had no major website, but rather to the June 2000 quarter, the quarter immediately preceding the quarter just completed.

         Our headcount peaked at 618 full time employees in May. We have reduced that number to 490 currently by converging our broadcast network with our website collectibles.com, and by reviewing every position in terms of profit contribution. We are also continuing to leverage our investments and information technology so we can make our leaner staff even more productive.

         Including employee benefits, our headcount reduction has resulted in savings of over $4.0 million a year. An even bigger expense category for us than payroll is our affiliate carriage costs. Since June we have had excellent success here as well in reducing our cash outlays without hurting our core business.

         We decided in June that we would try to cancel or renegotiate any affiliate carriage agreement which was not profitable, meaning that the payment exceeded the revenue after merchandizing costs generated by that cable system or TV station. So far we have saved $574,000 annually by canceling agreements, and another $1,071,000 by renegotiating. Despite our cancellations, our distribution has grown to 26 million full time equivalent households [Using Shop At Home's proprietary formula herein "FTE's"] from 24.8 million at the end of June as we added new homes under an expanded non-preemptible partnership with the [DISH] Network, Echostar. We have reduced every other major cost category as well by, again, canceling or negotiating contracts. We have cut software maintenance costs by 300,000, shipping/carrier costs by 500,000, telephone line and transponder charges by 475,000, and a variety of other contractual costs by 425,000, for a total savings of $1.7 million annually.

         We believe that these reductions will not impair our operations; indeed, our lesson learned is that even after our turnaround is completed, we will continue to aggressively seek cost savings from our service providers.

         We have also dramatically reduced spending on capital equipment. We spent only 430,000 on equipment during the September quarter. This low-level of spending should continue for the balance of the fiscal year, and was made possible by the $40 million that we invested in state-of-the-art equipment during the preceding few years. We are now focused on using what we have to its fullest potential.

         As a result of our cost cutting efforts, our cash burn rate has slowed each month, dropping even further in October. We are also successfully reducing our accounts receivable and inventory levels. And, in October, we obtained a new bank credit facility which added $5.5 million net to our working capital, and also lengthened the maturity of our debt.

         We believe we now have sufficient funds to complete the turnaround of our operations. We've actually accelerated payments to our merchandising vendors in order to obtain discounts and to improve our margins.

         We announced yesterday a definitive agreement to sell our Houston TV station for $57 million plus 50% of any spectrum auction profit. This money will be used to reduce our debt and potentially to redeem our preferred stock as well. Because of the uncertainty regarding the variable conversion feature of our preferred stock, we believe that this preferred has had, and continues to have, a depressant effect on our common stock price. We therefore have as a high priority the redemption for cash of our preferred stock.

         Various creditor consents are required for us to complete this redemption, but we are still hopeful that we can remove the preferred from our capital structure.

         Kent.

         ARIANE AMIRI:  We'll go to questions and answers now, please feel free.

         OPERATOR: Thank you. At this time we're ready for questions. If you would like to ask a question, please press *1 on your touch-tone phone. You'll be announced prior to asking your question. Once again, if you'd like to ask a question, please press *1.

         Our first question comes from Ned Armstrong.

         NED ARMSTRONG: Yes, good morning, gentlemen. A couple questions. First of all, with regard to the Preferred Series B preferred, you had mentioned getting some consents from other creditors. Can you elaborate on what specifically you would need to receive to complete that transaction?

         ARTHUR TEK: Sure. And by the way, we started with $20 million in preferred, and $5 million of it has been converted already as of October 31st. So 25 percent of the problem is gone already, and we have $15 million remaining.

         Our bonds and our senior debt would both have to consent to our redeeming for cash, any part of the remaining $15 million. We do have a carve out under our bonds where we could redeem $5 million, but we would still have to get consent from our bank facility. So those are the consents that are required, but we're hopeful that we can work something out.

         NED ARMSTRONG: I see. And would the transaction be more or less you would have to pay some type of consent fee in exchange for those consents?

         ARTHUR TEK:  That's one possible scenario.

         NED ARMSTRONG: Okay. My second question regards something on more of a big picture basis, and that is what discussions you've had or how much thought you've seriously given to selling the entire company, TV stations and all. That seems to be a potential way to realize significantly more value than is reflected in today's stock price.

         KENT LILLIE: We're still open. As you know, we went through a process at this time last year. We got some sense of valuation. The market's changed substantially since then. But we're open, obviously, especially to a strategic partner who could help accelerate our growth and profitability. So I am on record saying that we're in the business of selling things, and there's nothing that we don't have for sale, including the entire company, at the right price and with the right partner.

         NED ARMSTRONG: Okay. My final question and then I'll let others ask. I just want to make sure that I heard Kent correctly on the revenue per browser number; $14.00, and average order size of $190.00 as it related to collectibles.com?

         TIM ENGLE:  Say that again, Ned.  I am sorry.

         NED ARMSTRONG:  Revenue per browser was $14.00

         TIM ENGLE:  Yes.

         NED ARMSTRONG:  Average order size was $190.00.

         TIM ENGLE:  $195.00.

         NED ARMSTRONG:  $195.  Okay.  Thank you, gentlemen.

         OPERATOR:  Our next question comes from Chris Harris.

         CHRIS HARRIS:  Morning.

         ANSWER:  Good morning.

         CHRIS HARRIS: I just want to follow-up actually on a couple comments you made earlier in the call. Or actually I think I may have read it in the release, you mentioned that you will look to sell at least, I guess, the Bridgeport station -- or continue to market it anyway, you may consider selling other stations as well. If you could maybe, I guess, speak to the appetite for selling additional stations and when that might transpire, and I guess, what might drive it.

         KENT LILLIE: Well, price would drive it. We're not desperate to sell any of our properties. We think they have substantial off-balance sheet value. We think the market is realizing that. As I've indicated, we have continued interest, and we'll see the appetite of that interest ultimately on price. So we remain open. We are in some different levels of discussions with various potential acquirers.

         CHRIS HARRIS: You won't rule out, then, selling the entire station group, I guess at the right price?

         KENT LILLIE: No, we wouldn't. We would like to sell the combination of stations that would reduce all the overhang of our existing debt and the preferred stock. And that would be a transaction someplace above 40 or 45 million today. We really aren't eliminating any possibilities. I mean, we're open to any possibility that will help to grow the company and ultimately improve shareholder value.

         CHRIS HARRIS: When you all speak to cleaning up the capital structure and reducing debt, to what extent might that mean trying to take the -- the tender rate for the bonds?

         ARTHUR TEK: That's the tender rate for the bonds, that would be, you know, capital structuring decision based on the cost of funds and the cost of tendering, and also our primary goal is to redeem our preferred stock, not necessarily to tender for the bonds, so those are all decisions that would depend on the potential in-flow of funds, cost of capital at the time. But tendering for the bonds is certainly something that's potential in improving our capital structure as we go forward.

         KENT LILLIE: We're not precluded either from reinvesting in like-kind assets, so if there are station opportunities -- obviously Houston was a great opportunity, our complete investment there was $6 million, we sold it for $57 million, so if we see those kinds of opportunities in the future, we're still open to making acquisitions.

         OPERATOR:  Our next question comes from Chuck Waltier.

         CHUCK WALTIER: Hi, guys. Chuck Waltier. I apologize if you answered some of these questions. I got on the call late.

         The Bridgeport station I notice was absent from the press release in terms of a definitive agreement being signed. If you spoke to it, I'd like to hear what your comments were regarding it.

         And also, if you could tell me, on the new credit facility if there are any covenants related to EBITDA net worth that you are currently in violation of.

         KENT LILLIE: To Bridgeport, we did announce in our press release yesterday that the buyer had not completed a definitive agreement. We believe that the station was presented properly with full disclosure, and that there was no material change or material reason not to complete that transaction from the buyer. So, as we've mentioned in the release and here, we expect and will claim the deposit of $500,000. Our speculation -- purely our speculation is that the buyer is having possible problems in obtaining permanent financing, but we'll continue that station as a very valuable property. It does serve a pretty good portion of New York. And we feel will have substantial value to someone. But in the meantime, it's still a good acquisition and a good property for the company, so we like that position.

         Arthur, if you want to address...

         ARTHUR TEK: With regard to our recent credit facility, there are no EBITDA covenants or net worth covenants, I think you said. There is a covenant regarding a minimum cash balance that we need to make. That's something that we're of course doing anyway.

         CHUCK WALTIER: Could you guys give what the net proceeds on the Houston transaction is?

         KENT LILLIE:  Close to $57 million.

         CHUCK WALTIER:  57?

         KENT LILLIE: Uh-huh. With our NOL, some small fees in the transaction, but it certainly will exceed $56 million.

         CHUCK WALTIER:  Okay.  Thanks.

         OPERATOR: Thank you. Once again, if you'd like to ask a question, please press *1 now.

         We have a question from John Ray.

         JOHN RAY: Good morning. Question for Tim. On the database marketing, which seems to be -- obviously you've done something awfully well in a very short period of time, and I am just curious as to exactly what you did. Was that a mail effort? Was it a phone bank effort? I mean, what did you do to, exactly, to entice some of these names to be coming back to you as customers?

         TIM ENGLE: John, the $1.2 million that I referenced was all mail related. And what we did was basically look at customers who had not bought from us over a certain specific period of time, and just made an offer to them, and that generated $1.2 million in additional sales, either on collectibles.com or coming in on the 1-800 number. That was all mail, which is, as you know, much more efficient than telemarketing calls.

         JOHN RAY: Were there specific products that you were offering them, or was this a specific group that you pulled, like your sports collectibles buyers, or what did you do?

         TIM ENGLE: John, essentially it was an offer just for them to come back and try shopping us again. We did do, in that group, very limited and smaller populations specific to sports and jewelry buyers, and we had enormous amount of success with that group. And we did a much larger offering for November, which currently we're in the middle of. But it was just a general offer to buy any product that they may see.

         JOHN RAY:  Okay.

         TIM ENGLE: The only thing we did utilize is we did utilize coupons, I think like $20.00 coupon for them or a $10.00 coupon. And what we found in the purchase, because of that coupon, that they typically bought on an average price point more stuff, and our margins did not deteriorate from what we would have normally sold on the network anyway, so we were able to make up the coupon expense in additional higher priced margin product.

         JOHN RAY:  So the percent discount didn't end up being that much, then?

         TIM ENGLE: No, the percent discount was not -- I would tell you it was insignificant relative to the impact of the bottom line.

         JOHN RAY: If you said this I missed it and I am sorry. You mentioned the average price point on collectibles.com, what was it on the network? What is it at this point on the network?

         TIM ENGLE: The average price point on the network has been average -- I am going to give you a range because it changes daily. It's been in the 275 range, and we're seeing that actually -- when I reference, we would see sales trends bending that down, we're seeing that actually come down over the last few -- more over the last month to month and a half.

         ARTHUR TEK: John, you can define "price point" different ways. You can do it on a per order basis or a per item basis, because an order -- usually on average contains, you know, 1.3 to 1.4 items. In our 10K last year we said for fiscal 2000 we had an average price point of $202. That was per item shipped; not order but item shipped. And recently, in the past couple of months we've dropped below the $202, so we're finally making some progress there in reducing price points on a per item basis.

         JOHN RAY: Okay. I am curious about the Bridgeport situation because as Azteca released a press release this morning basically they did due diligence, and that was completely customary and, you know, had reason to withdraw, and they expect the return of their 500 grand. And I am just curious as to what -- and they referenced apparently a letter they sent you that gave the reasons for the withdrawal. And I am just curious as to what that's all about.

         KENT LILLIE: Well, first, they did send us a letter, but it referenced absolutely nothing with respect to any due diligence issues. Second, to our knowledge, at least we were never contacted, the buyer never visited the station to do a proper due diligence. And they have ignored repeated efforts to discuss where they feel the discrepancy might be so that can be resolved. So, again, we don't feel that's valid. There's very little due diligence involved in these stations. We have a transmitter. We have several employees. We have a signal size. We have a number of cable households, and the evidence of any leins or no leins against the station. So it's a very simple due diligence process; should have been completed easily by Pappas. He had full knowledge of all of the important issues with that station, so that's why we tend to think that it may have to do more with financing than any real due diligence issues.

         JOHN RAY: So as far as you're concerned they don't have any claim on half a million dollars, and they can go get lawyers if they want to get it?

         KENT LILLIE:  That is absolutely correct.

         JOHN RAY: Okay. I assume there was a process that you went through on Bridgeport, and are there other potential buyers that you can now turn to relatively quickly and talk to about this; sell the station?

         KENT LILLIE:  Yes, there is; and we have.

         JOHN RAY:  Do you expect an announcement on that or...

         KENT LILLIE: It's difficult to say, John, at this point. I believe that at least one buyer is continuing to do due diligence. But I can't with any certainty look into the future to see if we'll receive an acceptable offer.

         JOHN RAY: Rightly or wrongly, one of the overhangs on your stock has been the perception that you're a debt-laden company, not just that this issue of the preferred, that's just been a recent issue, relatively recent issue. But the bonds have given people heartburn for some time, and I guess the question I've got is you talk about alternatives that go short of paying off the preferred and the bonds, and I am just curious as to, is it a number one priority to become a completely debt free company or is there some interim step that you're pursuing as a number one priority, or a step short of that, that you're pursuing as a priority?

         KENT LILLIE: Well, first, I would disagree because we have said that we continued to look at liquidating other television station assets to eliminate all the debt. The primary goal of the company is to return to profitability; the elimination of debt allows us to do that much faster than not. So we would like to do that, but we want to do that prudently. And $57 million or $56 net or close to that we should receive from Houston next quarter goes a long way to achieving that, or if it's carefully reinvested, it should contribute to earnings. The $57 million represents far more return than we're getting by owning the station. And again, we will look to an exchange of assets, we'll look to the possibility of merger or acquisitions, or private investment that will help us achieve our goals of profitability. And as part of that we'd like, clearly like to reduce our debt. But as you know, John, that bond helped us acquire those stations, helped us build that value. So it was important and necessary at the time, and now it's important I think that we carefully reduce that.

         OPERATOR:  Thank you.  Our next question comes from Jim McGrath.

         JIM MCGRATH: Yeah, hi, this is Jim McGrath at Sun America. I was just calling to see what is the time frame for Collectibles to be breakeven, EBITDA breakeven? And also, have you had any discussions with Promethean in terms of what their intentions are and if in fact they would be willing to hold the converter, or is it their intentions to hold the convert?

         ARTHUR TEK: With regard to collectibles.com, we had our best EBITDA quarter ever. I believe if you look in the 10Q segment information, then adding back depreciation and amortization to operating income, you get to EBITDA of a negative (1.4), but that negative (1.4) is less than the allocation of corporate overhead. So in some sense you can say it was better than breakeven. But that's an improvement over the June quarter, I believe it was a negative (3.0) million EBITDA on the same basis. So obviously collectibles.com continues to improve.

         With regard to Promethean we are having discussions with them. And beyond saying that, I would say that they want to be cooperative and they want to pursue interests that are mutually beneficial. They continue to be warrant holders of our stock, so, again, I am hopeful that we can work something out.

         JIM MCGRATH:  Thank you.

         ANSWER:  Thank you.

         KENT LILLIE:  One more question.

         OPERATOR:  Our next question comes from John Lawrence

         JOHN LAWRENCE: Good morning, guys. Tim, would you comment a little bit on just in the press release and with all these other initiatives comment on the returns, first of all. And I've got a couple more following that.

         TIM ENGLE: Sure. Returns is probably in one of the many initiatives that we kicked off in late July. Returns was clearly one of our top priorities, and it'll probably be one item that we've not made the level of progress that we're satisfied with. And part of that is due to price point. We've not seen price points come down across the board through the end of September, however, we are seeing it come down -- a lot of that is taking traction now. So when you do make a decision to go to lower price points that affects your vendor base, and you have to go out and get new vendors or totally re-tool them to bring more price point products to you. So we are hopeful that we will see some improvement in returns as enter this coming quarter, so -- due to the price point reductions that we're seeing.

         JOHN LAWRENCE: Yeah, and just a bigger picture question. As far as collectibles.com has been up and running basically a year, and as you sit back and look at both operations what's different strategically about obtaining that customer? I mean certainly the revenues are higher than we would have expected revenues -- I mean ad spending to be higher for Collectibles. As you put both operations in context at this point, is there any difference in strategy or what you see about that customer at all?

         KENT LILLIE: Well, we think clearly that a customer that will transact with us in both venues, both by phone and by computer, will be a much better lifetime customer for the company. A lot of the advertising is an allocation, John, that is part of our cable expense. It was part of our renegotiations. We're creating significant advertising benefits on cable systems cross-channel advertising and promotion. A substantial amount of advertising just started late last week on Echostar so we're allocating a part of that. It doesn't really increase the company's expenses overall, but we're allocating a part of our distribution cost into that advertising category.

         JOHN LAWRENCE: Great. Thanks. And last question, would the shipping savings you mentioned, would any of that be as a result of doing self-fulfillment yourself?

         ARTHUR TEK: No. Those are as a result of negotiating with our carriers.

         JOHN LAWRENCE: Okay. And how is that process going, of doing your own fulfillment.

         ARTHUR TEK:  I'll let Tim answer that.

         JOHN LAWRENCE:  Okay.

         TIM ENGLE: We are actually in the middle of making transitions as we speak. We made a decision to do that on our own because we felt like we needed the flexibility to do this, and with the right people and bringing in the right people, it's not really that difficult of a business to run. So that transition actually is starting this week to go to our new fulfillment facility, which is about one exit down. And we anticipate that to complete by next quarter -- by the third quarter fiscal quarter.

         JOHN LAWRENCE:  And any hot products for the fourth quarter?

         TIM ENGLE: Which fourth quarter are you talking about? The Christmas quarter?

         JOHN LAWRENCE:  I am sorry.  The Christmas quarter, yes.

         TIM ENGLE: Yeah, we've got a couple a things up our sleeves. I mean, one of the things that -- we've got a new hot computer from a new manufacturer that we launched that we believe is going to be a real hot one. We also have Subway Series, which had finished up, we're going to get a lot of that exclusive product that we think will carry us into the end of December. And as long as Tiger keeps winning we keep winning, so... But we've got a lot of products. We are announcing this week an electric scooter, which is a hot item that's kind of tough, in demand to get, that we'll be premiering this week actually.

         JOHN LAWRENCE:  Great.  Thanks, guys.

         ARIANE AMIRI: This ends our first quarter earnings conference call. An instant replay is available for 10 days by dialing
1-800-944-3479. We will also be hosting a web chat this morning at 10:00 am. I want to thank Mr. Lillie, Mr. Tek, Mr. Engle, and all of you for your time and attention.

         Thank you.

                                  (End of Call)